Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and among FrontView REIT Inc., a Maryland corporation (the “REIT”), FrontView Operating Partnership LP, a Delaware limited partnership (the “Operating Company”), and the Operating Company’s subsidiary, FrontView Employee Sub, LLC, a Delaware limited liability company (the “REIT Operator” and, together with the REIT and the Operating Company, the “Company”), and Randall Starr (“Executive”) (each of Executive and the Company, a “Party,” and collectively, the “Parties”) is dated as of the Effective Date (as defined below).

WHEREAS, the Company desires to employ Executive as its Co-Chief Executive Officer and Co-President on the terms and conditions set forth herein and Executive desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Term of Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing upon the consummation of an Initial Public Offering (as defined below) (the “Effective Date”), and ending on the date on which either Party terminates this Agreement in accordance with Section 4 hereof (the “Term”). The REIT and the Operating Company agree to be jointly and severally liable for all obligations of the REIT Operator under this Agreement, including payment obligations.

2.

Position; Duties and Responsibilities.

(a)

During the Term, Executive will be employed by the REIT Operator and will serve as the Co-Chief Executive Officer and Co-President of the REIT, reporting directly to the board of directors (the “Board of Directors” or the “Board”) of the REIT. In this capacity, Executive shall have the duties, authorities and responsibilities as are required by Executive’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to Executive as the Board shall designate from time to time that are not inconsistent with Executive’s position and that are consistent with the bylaws of the REIT, the limited partnership agreement of the Operating Company, and the limited liability company agreement of the REIT Operator, each as may be amended from time to time, including, but not limited to, managing the affairs of the Company.

(b)

During the Term, Executive will, without additional compensation, also serve on the board of directors of, serve as an officer of, or perform such executive and consulting services for, or on behalf of, such subsidiaries of the REIT as the Board may, from time to time, request.

(c)

During the Term, Executive will serve the Company faithfully, diligently, and to the best of Executive’s ability and will devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder, and shall have no other employment (including self-employment), whether or not such activity is engaged in for pecuniary profit; provided, that, nothing contained herein shall prohibit Executive from (i) participating in trade associations or industry organizations in furtherance of the Company’s interests, (ii) engaging in charitable, civic, educational or political activities, (iii) engaging in passive personal investment activities for Executive and Executive’s family or (iv) accepting directorships or similar positions, subject to approval in advance by the Board of Directors of the REIT, which approval shall not be unreasonably withheld (together, the “Personal Activities”), in each case so long as the Personal Activities do not (x) unreasonably interfere, individually or in the aggregate, with the performance of Executive’s duties to the Company under this Agreement, (y) have an adverse impact on the Company’s business reputation, or (z) violate the Restrictive Covenants (as defined below), in each case as determined by the Board.

(d)

During the Term, Executive shall perform the services required by this Agreement at the Company’s principal offices located in Dallas, Texas (the “Principal Location”), except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

3.

Compensation and Benefits.

(a)

Base Salary. During the Term, Executive will be entitled to receive an annualized base salary (the “Base Salary”) of $750,000. The Base Salary shall be paid in accordance with the REIT Operator’s normal payroll practices, but no less often than semi-monthly. The Base Salary shall be subject to annual review by the Board (or a committee of directors to whom such responsibility has been delegated by the Board) for possible increase, but not decrease (except pursuant to across-the-board salary reductions affecting other senior-level executives of the Company).

(b)

Incentive Compensation. In addition to the Base Salary, Executive shall be entitled to participate in any short-term and long-term incentive programs (including, without limitation, equity compensation plans) established by the Company, including for its senior-level executives. However, during the Term, and subject to Section 3(e) below, such arrangements will include the following:

(i)

Annual Performance Bonus. In each calendar year of the Term, Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) payable in cash, based on the Board’s (or any authorized committee’s) determination, in its reasonable and good faith discretion, of the achievement of the performance criteria and targets established and administered by the Board (or a committee of directors to whom such responsibility has been delegated by the Board). Executive’s target Annual Bonus shall be no less than 50% of Executive’s Base Salary (“Target Bonus”). The Annual Bonus payable to Executive each year shall be determined and payable as soon as practicable after year-end for such year (but no later than March 15th). Notwithstanding the foregoing, (1) if the Effective Date occurs during calendar year 2024, (A) Executive’s Annual Bonus for calendar year 2024 will not be less than a prorated portion of the Target Bonus (with such proration calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days Executive is employed by the Company during calendar year 2024, and the denominator of which is 366) and (B) Executive’s Annual Bonus for calendar year 2025 will not be less than $300,000 and (2) if the Effective Date occurs during calendar year 2025, Executive’s Annual Bonus for calendar year 2025 will not be less than $300,000. To be entitled to receive any Annual Bonus, except as otherwise provided in Sections 4(b)(i) and 4(b)(ii) hereof, as applicable, Executive must remain employed through the date on which the Annual Bonus is paid.

(ii)

Long-Term Equity Incentives.

(1)

Initial Equity Awards. As soon as reasonably practicable following the consummation of an Initial Public Offering, Executive shall be eligible to receive one or more stock-based awards under the Company’s long-term incentive plan (the “IPO Equity Awards”), as determined by the Board (or a committee of directors to whom such responsibility has been delegated by the Board). The target grant date fair value of Executive’s IPO Equity Awards shall be $3,250,000, and shall be based on the per-share price of the REIT’s common stock upon the consummation of the Initial Public Offering. The IPO Equity Award shall be subject to vesting conditions, which shall include (x) time-based vesting in five substantially equal annual installments measured from the grant date (subject to Executive’s continued employment through the applicable vesting date), and (y) full acceleration of vesting upon the consummation of a Change in Control (subject to Executive’s continued employment through the date on which a Change in Control is consummated), and shall be subject to the terms and conditions in an award agreement and the Company’s long-term incentive plan.

(2)

Annual Equity Awards. During the Term, Executive shall be eligible for one or more annual stock-based awards under the Company’s long-term incentive plan (the “Annual Equity Awards”), as determined by the Board (or a committee of directors to whom such responsibility has been delegated by the Board) in its sole discretion. Nothing herein requires the Board (or any committee thereof) to make grants of stock-based awards in any year. Without limiting the foregoing, the target grant date fair value of Executive’s first Annual Equity Award to be granted no later than March 15, 2025, shall be $1.75 million and such Annual Equity Award shall be subject to time-based vesting in four substantially equal annual installments measured from the grant date, subject to Executive’s continued employment through the applicable vesting date. Each Annual Equity Award shall be subject to the terms and conditions, including specific vesting conditions, set forth in the award agreement, as determined by the Board (or a committee of directors to whom such responsibility has been delegated by the Board) in its sole discretion, and the Company’s long-term incentive plan.

(c)

Employee Benefit Programs and Fringe Benefits; Vacation. During the Term, Executive will be eligible to participate in all employee benefit programs of the Company made available to the Company’s executive officers generally, as such programs may be in effect from time to time; provided, that nothing herein shall prevent the Company from amending or terminating any such programs pursuant to the terms thereof without providing notice to Executive, and the Company’s right to do so is expressly reserved. During the Term, Executive will be entitled to not less than four weeks’ vacation per full plan year (prorated for partial years), to be used in accordance with the Company’s vacation policy.

(d)

Business Expense Reimbursement. The REIT Operator agrees to pay or reimburse Executive, upon presentation of documentation, for all commercially reasonable out-of-pocket business expenses that Executive incurs during the Term in performing Executive’s duties under this Agreement, in each case in accordance with the expense reimbursement policy of the REIT Operator as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent that any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement will be paid in accordance with the following requirements: (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements will be made pursuant to objectively determinable and nondiscretionary policies and procedures of the REIT Operator regarding such reimbursement of expenses.

(e)

Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any compensation provided to, or gain realized by, Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to repayment or forfeiture by Executive to the Company if and to the extent that any such compensation or gain is or becomes subject to any “clawback” or mandatory recoupment policy adopted by the REIT from time to time.

4.

Employment Termination.

(a)

Termination of Employment. The Company may cause the REIT Operator to terminate this Agreement and Executive’s employment hereunder upon written notice to Executive for any reason during the Term, and Executive may voluntarily terminate this Agreement and Executive’s employment hereunder for any reason during the Term at any time upon not less than 30 days’ notice to the Company, which notice period the Company may cause the REIT Operator to waive in whole or in part in its sole discretion (the date on which Executive’s employment terminates for any reason is referred to herein as the “Termination Date”). Upon the termination of this Agreement and Executive’s employment with the REIT Operator for any reason, Executive will be entitled to the Accrued Benefits (as defined in Section 4(e) hereof).

(b)

Certain Terminations.

(i)

Payments and Benefits upon a Qualifying Termination or Executive’s Termination due to Death or Disability outside of the CIC Window. If Executive’s employment is terminated (x) by the REIT Operator without Cause, (y) by Executive for Good Reason (either clause (x) or (y), a “Qualifying Termination”), or (z) due to Executive’s death or Disability, then in addition to the Accrued Benefits, the REIT Operator will pay or provide to Executive the following payments and benefits: (1) cash severance equal to (A) in the case of a Qualifying Termination, two times and (B) in the case of Executive’s termination due to death or Disability, one and one-half times the sum of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date and the average Annual Bonus paid to Executive for the two calendar years prior to the Termination Date (provided, that if no Annual Bonus was paid for any such year(s) or Executive elected to receive less than his full Annual Bonus earned for such year(s), the Target Bonus opportunity for the year of such termination will be used to calculate such average), payable in a lump sum on the first regular payroll date following the Release Effective Date (the “Severance Amount”), (2) a prorated bonus for the calendar year of termination, equal to the Target Bonus opportunity for the year of such termination multiplied by a fraction, the numerator of which is the number of days Executive is employed by the Company during the applicable calendar year prior to and including the Termination Date, and the denominator of which is the full number of days in the applicable calendar year, payable in a lump sum on the first regular payroll date following the Release Effective Date, (3) any earned but unpaid Annual Bonus for the prior calendar year, payable in a lump sum on the first regular payroll date following the Release Effective Date, (4) full acceleration of vesting of any equity or equity-based awards subject only to time-based vesting conditions (but, for the avoidance of doubt, the treatment of all then-unvested equity or equity-based awards subject to performance-based vesting conditions shall be governed by the terms of the applicable award agreement), and (5) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the premium cost of continued health benefits for Executive and Executive’s covered dependents in an amount equal to, on a monthly basis, the same portion of the premium cost of health benefits covered by the Company for Executive’s and Executive’s covered dependents, if applicable, immediately prior to the Termination Date from the Termination Date through the date that is 18 months following the Termination Date, or through such earlier date on which (A) COBRA coverage for Executive and Executive’s covered dependents terminates in accordance with COBRA or (B) in the case of a Qualifying Termination (but not a termination due to Executive’s death or Disability), Executive becomes eligible to participate in health benefits of a new employer (“Medical Benefit Continuation”).

(ii)

Payment and Benefits upon a Qualifying Termination during the CIC Window. Upon a Qualifying Termination that occurs in either case as of, during the three months prior to, or the 24 months following, the consummation of a Change in Control (such period, the “CIC Window”), in addition to the Accrued Benefits, the REIT Operator will pay or provide to Executive the same payments and benefits set forth in Section 4(b)(i), except: (1) the cash severance payable under Section 4(b)(i)(1) shall be equal to three times the sum of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date and the average Annual Bonus paid to Executive for the two calendar years prior to the Termination Date (or, if no such average exists, the Target Bonus opportunity for the year of such termination), payable in a lump sum on the first regular payroll date following the Release Effective Date (the “CIC Severance Amount”), and (2) in lieu of the Medical Benefit Continuation, Executive will receive a payment equal to the aggregate amount of the premium cost of health benefits paid by the Company for Executive and Executive’s covered dependents, if applicable, immediately prior to the Termination Date for the 24-month period following the Termination Date, payable in a lump sum on the first regular payroll date following the Release Effective Date (“CIC COBRA Payment”).

(iii)

Release and Timing of Payment. Executive’s entitlements pursuant to either Section 4(b)(i) and 4(b)(ii), as applicable, will be conditioned upon (i) Executive’s continued compliance with Executive’s obligations under Section 6 of this Agreement (and with any other restrictive covenant obligations of Executive as may be set forth in any other plan, program, policy, or agreement to which Executive is subject from time to time), and (ii) Executive’s execution and delivery to the Company of a general release in substantially the form attached hereto as Exhibit A (as reasonably revised for compliance with applicable law as of the Termination Date) (the “Release”) and the Release’s becoming irrevocable within 60 days following the Termination Date (the date on which the Release becomes irrevocable, the “Release Effective Date”). Payments of the Severance Amount or the CIC Severance Amount and the Medical Benefit Continuation or the CIC COBRA Payment will be paid or commence to be paid on the first payroll date of the REIT Operator following the Release Effective Date, except that if the 60-day period referred to in the preceding sentence spans two calendar years, payments will in all cases be paid or commence to be paid on the first payroll date in the second calendar year, and the first payment will include any installments that would have been paid prior thereto but for this sentence.

(iv)

Alternative COBRA Payments. If Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers, or if such continued participation in any plan would result in the imposition of a tax on the Company pursuant to Code Section 4980B, the Company agrees to pay to Executive an amount equal to (i) the total number of months Executive is entitled to the Medical Benefit Continuation multiplied by (ii) the stated premium amount for Executive’s continued participation in the Company’s medical plan had such participation continued, payable in a lump sum on the first regular payroll date following the Release Effective Date.

(c)

Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of the Company or any affiliate of the Company, and from all positions that Executive holds as a member of the Board (or a committee thereof) or the board of directors (or a committee thereof) of any subsidiary or affiliate of the REIT, unless otherwise mutually agreed with the Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(d)

General Provisions.

(i)

During any notice period required under Section 4(a), (1) Executive shall remain employed by the REIT Operator and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (2) the REIT may direct Executive not to report to work, and (3) Executive shall only undertake such actions on behalf of the Company, consistent with Executive’s position, as expressly directed by the Board.

(ii)

The Parties agree that a termination of Executive’s employment pursuant to this Section 4 will not be a breach of this Agreement and does not relieve the Parties from their other obligations hereunder.

(e)

Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.

(i)

“Accrued Benefits” means (1) any unpaid Base Salary and accrued but unused vacation and/or paid time off (determined in accordance with Company’s vacation policy) through the Termination Date (paid in cash within 30 days, or such shorter period required by applicable law, following the effective Termination Date), (2) reimbursement for all necessary, customary and usual unreimbursed business expenses prior to the Termination Date, in accordance with Section 3(d) above (payable in accordance with the Company’s expense reimbursement policy), and (3) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans, including those as provided in Section 3(c) above (payable in accordance with the applicable employee benefit plan).

(ii)

“Cause” means any of the following has occurred:

(1)

conduct by Executive that amounts to willful misconduct, gross neglect, or a material refusal to perform Executive’s duties and responsibilities;

(2)

any willful violation of any material law, rule, or regulation applicable to the Company generally;

(3)

Executive’s material violation of or refusal to comply with any material written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Company to which Executive is subject that, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition, or reputation of the Company;

(4)

any act of fraud, misappropriation of funds, or embezzlement by Executive, whether or not such act was committed in connection with the business of the Company;

(5)

a breach of Executive’s material obligations under (i) this Agreement, including Section 6 hereof, (ii) any other restrictive covenants to which Executive is bound, or (iii) any other contractual obligations;

(6)

Executive’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to (A) any felony (other than a motor vehicle violation), or any misdemeanor involving dishonesty, fraud, or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (B) any crime connected with the business of the Company; or

(7)

deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials as reasonably requested by the Company or its legal counsel.

If within 180 days following any termination of Executive’s employment (whether voluntary or involuntary), the Company discovers facts that would have established “Cause” for termination, and those facts were not known by any member of the Board (other than Executive) at the time of termination, then the Company may provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case Executive’s termination of employment will be considered a for-Cause termination under this Agreement, Executive agrees to promptly return to the Company all amounts previously paid or provided to Executive pursuant to Section 4(b)(i) or Section 4(b)(ii), as applicable, and the Company will cease paying or providing any future amounts pursuant to Section 4(b)(i) or Section 4(b)(ii), as applicable. If at any time during the Term, the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder while it investigates such conduct, and in no event will any such suspension constitute a termination of employment or Good Reason or otherwise constitute a breach of this Agreement.

(iii)

“Change in Control” means and includes the occurrence of any one of the following events:

(1)

during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Entity other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(2)

any individual, entity or group (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 Act (“1934 Act”) and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act) (an “Entity”) becomes a “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) (“Beneficial Owner”), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the REIT (“REIT Common Stock”) or (B) securities of the REIT representing 50% or more of the combined voting power of the REIT’s then-outstanding securities eligible to vote for the election of directors (the “REIT Voting Securities”); provided, that for purposes of this subsection (2), the following acquisitions of REIT Common Stock or REIT Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the REIT, (x) an acquisition by the REIT or any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the REIT (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the REIT or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (3) hereof); or

(3)

the consummation of a reorganization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the REIT or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the REIT’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding REIT Common Stock and outstanding REIT Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which, as a result of such transaction, owns the REIT or all or substantially all of the REIT’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding REIT Common Stock and the outstanding REIT Voting Securities, as the case may be, and (B) no person (other than (x) the REIT or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4)

approval by the stockholders of the REIT of a complete liquidation or dissolution of the Company.

(iv)

“Disability” means Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, Executive’s inability, due to physical or mental disability or infirmity, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for 120 consecutive days, or 180 days out of any 12-month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree must be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval Executive must not unreasonably withhold). The determination of any such physician will be final and conclusive for all purposes of this Agreement.

(v)

“Good Reason” means, without Executive’s express written consent, one of the following has occurred:

(1)

the elimination of or a meaningful diminution in Executive’s title, authority, duties, or responsibilities;

(2)

a meaningful reduction in Executive’s Base Salary;

(3)

a willful and material breach by the Company of this Agreement;

(4)

the failure to nominate Executive to serve as a director on the Board (or, following a Change in Control, the board of directors (or equivalent governing body) ultimate parent of the acquiring or surviving entity);

(5)

Executive no longer reporting directly to the Board (or, following a Change in Control, to the board of directors (or equivalent governing body) of the ultimate parent of the acquiring or surviving entity);

(6)

the Company’s failure to cause a successor to the business or the assets of the Company to assume the obligations hereunder to the extent such assumption does not occur by operation of law; or

(7)

the relocation of Executive’s principal place of employment by more than 25 miles from the Principal Location.

Notwithstanding the foregoing, (I) Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than 90 days after the time at which Executive has knowledge that the event or condition purportedly giving rise to Good Reason first occurs or arises, (II) if there exists an event or condition that constitutes Good Reason, the Company shall have 30 days from the date on which notice of such termination is received to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder and (III) Executive provides written notice of termination with Good Reason within 60 days following the Company’s failure to cure such event or condition. Failing such cure, a termination of employment by Executive for Good Reason will be effective on the day following the expiration of such cure period.

(vi)

“Initial Public Offering” means the consummation of the first public offering of the equity securities of the REIT (or the equity securities of a successor corporation to or a subsidiary of the REIT, or of a newly organized corporation formed for the purpose of effectuating such public offering) pursuant to a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the United States Securities and Exchange Commission.

5.

Code Section 280G. Executive hereby agrees to the terms set forth in Exhibit B to this Agreement.

6.

Restrictive Covenants.

(a)

Acknowledgments.

(i)

Consideration. Executive acknowledges and agrees that Executive has received good and valuable consideration for entering into this Agreement, including, without limitation, access to and use of Company’s Confidential Information (as defined below) and access to the Company’s Protected Business Relationships (as defined below) and employee relationships and goodwill.

(ii)

Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that Executive is being provided and entrusted with Confidential Information, including highly sensitive information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that Executive is being provided and entrusted with access to the Company’s Protected Business Relationships and employee relationships and goodwill. Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, Protected Business Relationships, employee relationships, and goodwill in the absence of Executive’s execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Company’s Confidential Information, Protected Business Relationships, employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii)

Potential Unfair Competition. Executive acknowledges and agrees that as a result of Executive’s employment with the Company, Executive’s knowledge of and access to Confidential Information, and Executive’s relationships with the Company’s Protected Business Relationships and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement.

(iv)

No Undue Hardship. Executive acknowledges and agrees that, in the event that Executive’s employment with the REIT Operator terminates, Executive possess marketable skills and abilities that will enable Executive to find suitable employment without violating the Restrictive Covenants set forth in this Agreement.

(v)

Voluntary Execution. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily, that Executive has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b)

Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.

(i)

“Confidential Information” means any and all data and information relating to the Company, its activities, business, or tenants that (1) is disclosed to Executive or of which Executive become aware as a consequence of Executive’s employment with the Company and its subsidiaries; (2) has value to the Company; and (3) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; tenant, investor, and customer lists; tenant, investor, and customer files, data and financial information; details of tenant, investor, and customer contracts; current and anticipated tenant, investor, and customer requirements; identifying and other information pertaining to business referral sources; computer-aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public (or within the Company’s industry) by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(ii)

“Material Contact” means (1) having dealings with an actual or potential tenant, investor, customer, client, or other business relation on behalf of the Company; (2) coordinating or supervising dealings with an actual or potential tenant, investor, customer, client, or other business relation on behalf of the Company; or (3) obtaining Confidential Information about an actual or potential tenant, investor, customer, client, or other business relation in the ordinary course of business as a result of Executive’s employment with the Company.

(iii)

“Outparcel Properties” means single-building properties leased primarily to one or two tenants that are in prominent locations with frontage on high-traffic roads that are visible to consumers.

(iv)

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)

“Protected Business Relationship” means any Person (1)(A) to whom or which the Company has leased any property or actively solicited to lease property, (B) with respect to whom or which the Company has engaged in any Restricted Business or actively solicited to engage in any Restricted Business during the 12 months preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Termination Date (if the conduct occurs after Executive’s termination), as applicable, or (C) who or which has, during the two years preceding the conduct in question (if the conduct occurs while Executive is still employed by the Company) or the Termination Date (if the conduct occurs after Executive’s termination), as applicable invested in any properties which the Company owns, and (2) with whom Executive has had Material Contact on behalf of the Company during Executive’s employment with the Company.

(vii)

“Restricted Business” means any person or entity that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business that is in competition with any business within the Restricted Territory that (1) derives substantially all of its revenues from the acquisition, development, management, leasing, financing and ownership of Outparcel Properties, (2) is or has been conducted by the Company or any of its subsidiaries during the 12 months preceding (A) the conduct in question (if the conduct occurs while Executive remains employed by the Company or any of its subsidiaries) or (B) Executive’s Termination Date (if the conduct occurs on or after Executive’s Termination Date), as applicable, and, in the case of either clause (2)(A) or (2)(B), such line of business represents more than 10% of the Company’s revenue at such time, or (3) was proposed to be conducted by the Company or any of its subsidiaries in its business plan in effect as of (A) the conduct in question (if the conduct occurs while Executive remains employed by the Company or any of its subsidiaries) or (B) Executive’s Termination Date (if the conduct occurs on or after Executive’s Termination Date), as applicable, and, in the case of either clause (3)(A) or (3)(B), was intended by the Company to become a line of business that would represent more than 10% of the Company’s revenue by the end of the following year.

(viii)

“Restricted Period” means any time during Executive’s employment with the Company, as well as 12 months following Executive’s Termination Date.

(ix)

“Restricted Territory” means (1) the United States; and (2) any other territory where Executive is working on behalf of the Company or any of its subsidiaries during the 12 months preceding (a) the conduct in question (if the conduct occurs while Executive is still employed by the Company) or (b) Executive’s Termination Date (if the conduct occurs on or after Executive’s Termination Date), as applicable.

(x)

“Restrictive Covenants” means the covenants contained in Section 6(c) through Section 6(l) hereof.

(c)

Restriction on Disclosure and Use of Confidential Information; Protected Rights. Executive agrees that, at all times during Executive’s employment and thereafter, Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that Executive shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. This confidentiality covenant has no temporal, geographical, or territorial restriction. Nothing herein is intended to prevent or restrict Executive from disclosing Confidential Information to the extent required by law. Additionally, Executive understands that nothing contained in this Agreement limits or impairs Executive’s right or ability to communicate, cooperate, or file a charge or complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise make disclosures to any Governmental Entity that are protected under the whistleblower or similar provisions of any such law or regulation, and Executive does not need any prior authorization from the Company or any other entity to make any such complaints or disclosures and is not required to notify the Company that Executive has made any such complaints or disclosures. Nothing herein impairs Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in any related court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(d)

Non-Competition. Executive agrees that, during the Restricted Period, Executive shall not, without prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, including, without limitation, holding any position as equity holder, director, officer, consultant, advisor, independent contractor, employee, partner, or investor in, any Restricted Business; provided, that, in no event shall (i) Executive’s ownership of five percent or less of the outstanding equity securities of any class of any entity, standing alone, be prohibited by this Section, so long as Executive does not have, or exercise, any rights to manage or operate the business of such entity, other than rights as an equity holder thereof, or (ii) being employed by an entity, standing alone, be prohibited by this Section 6(d), so long as the entity derives part of its revenues from the acquisition, development, management, leasing, financing, and ownership of properties within an asset class other than Outparcel Properties and Executive’s duties are not at or involving the part of the entity’s business that derives any of its revenues from the acquisition, development, management, leasing, financing, and ownership of Outparcel Properties.

(e)

Non-Solicitation of Protected Business Relationships. Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person (i) solicit, entice, or induce, or attempt to solicit, entice, or induce, a Protected Business Relationship for the purpose of engaging in, providing, or selling services with respect to a Restricted Business, except on behalf of the Company; or (ii) solicit, entice, or induce, or attempt to solicit, entice, or induce, a Protected Business Relationship to terminate or reduce his, hers, or its business with (or refrain from increasing his, hers, or its business with) the Company.

(f)

Non-Recruitment of Employees and Independent Contractors. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any employee or independent contractor of the Company to terminate his or her employment or other service relationship with the Company, or to enter into employment or any other kind of service relationship with Executive or any other Person.

(g)

Proprietary Rights. Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable), which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company. Executive shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the term of Executive’s employment with the Company) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges and agrees that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act, as amended, and that the Company shall own all rights therein. To the extent that any Work Product is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company all right, title and interest, including a copyright, in and to such Work Product.

(h)

Non-Disparagement. Executive agrees that, during the Restricted Period, Executive will not make or cause any Person to make any slanderous, defamatory, disparaging or negative statement (whether orally or in writing and whether publicly or privately) about the Company or its officers, directors, employees, affiliates, products, or services to any Person, including but not limited to television media, print media, social media, any other forms of media or via the Internet; provided, that this Section 6(h) shall not in any way limit any of Executive’s rights that are expressly reserved in the final two sentences of Section 6(c) above, or in any way limit Executive’s ability to provide truthful testimony or information in response to a subpoena, court order, or valid request by a government agency, as otherwise required by law.

(i)

Third-Party Information. Executive understands that the Company and its affiliates will from time to time receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s or its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Executive’s employment and thereafter, and without in any way limiting the provisions of Section 6(c) above, Executive agrees to hold Third-Party Information in the strictest confidence and not to disclose to anyone (other than personnel and consultants of the Company and its affiliates who need to know such information in connection with their work for the Company and its affiliates) or use, except in connection with Executive’s work for the Company and its affiliates, Third-Party Information unless expressly authorized by a member of the Board (other than Executive) in writing. Any exceptions relating to the disclosure of Confidential Information set forth above in Section 6(c)will also apply to this Section 6(i).

(j)

Use of Information of Prior Employers. During the period of Executive’s employment, Executive agrees not to improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality, in either case, unless consented to in writing by the former employer or Person or unless Executive learns of or receives such Third-Party Information under a confidentiality agreement executed between the Company or any affiliate and the former employer or Person. Executive agrees to use in the performance of Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s, and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its affiliates, or (iii) in the case of materials, property, or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person or disclosed pursuant to a confidentiality agreement executed between the Company or any affiliate and the former employer or Person.

(k)

Return of Materials. Executive agrees that Executive will not retain or destroy (except as set forth below), and will immediately return to the Company on or as soon as reasonably practicable following the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in Executive’s possession or subject to Executive’s control, including, but not limited to, tenant, investor, and customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information and Work Product belonging to the Company or that Executive received from or through Executive’s employment with the Company. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive’s possession or control that belong to the Company and contain Confidential Information, or constitute Work Product (specifically including, but not limited to, electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or as soon as practicable following the Termination Date, or at any other time the Company requests, Executive shall (1) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (2) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (3) provide a written certification to the Company that the required deletions have been completed. Notwithstanding the foregoing, Executive shall be permitted to retain any portions of his calendar, contacts, and personal correspondence that do not contain any Confidential Information, as well as any information reasonably needed for Executive’s personal tax return preparation, provided that Executive first reasonably cooperates with the Company’s IT and human resources staff to allow such staff to take reasonable steps to ensure that any documents or materials so retained by Executive do not contain any Confidential Information.

(l)

Enforcement of Protective Covenants.

(i)

Rights and Remedies Upon Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to seek to enjoin Executive, preliminarily and permanently, from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Executive understands and agrees that if Executive violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on Executive’s part based on, or arising out of, this Agreement or any other event or transaction. Executive and the Company further agree that the Restrictive Covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Company because of Executive’s access to Confidential Information and Executive’s material participation in the operation of such businesses. If Executive willfully breaches any of the Restrictive Covenants set forth in this Section 6, then in addition to any injunctive relief, Executive will promptly return to the Company the gross amount of the severance payments and benefits that the Company has paid to Executive pursuant to Section 4(b)(i) or Section 4(b)(ii), as applicable.

(ii)

Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(m)

Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, Executive will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Executive aware of the existence and terms of this Agreement.

(n)

Survival of Provisions. Section 6 of this Agreement and all other provisions necessary to interpret or enforce Section 6 shall survive and continue in full force in accordance with their respective terms notwithstanding the expiration of the Term or this Agreement or the termination of Executive’s employment with the Company for any reason.

7.

Additional Representations and Acknowledgments.

(a)

Executive represents and warrants that (a) Executive is not subject to any contract, arrangement, policy, or understanding, or to any statute, governmental rule, or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Agreement and (b) Executive is otherwise able to enter into and fully perform Executive’s obligations under this Agreement. Executive further represents, warrants, and covenants that (i) prior to commencing employment with the Company, Executive has ensured compliance with all of Executive’s former employers’ policies, procedures, and codes of conduct regarding Executive’s employment termination, including the return of any company property, (ii) Executive will continue to comply with all continuing obligations that Executive may have relating to any confidential, proprietary, or trade secret information belonging to those employers, (iii) Executive, whether or not required by Executive’s former employers’ policies and procedures, has (x) reviewed all of Executive’s laptops, home computers, USB sticks, etc., to make sure that all materials relating to Executive’s prior employers (e.g., emails and documents on which Executive may have worked) have been deleted or returned to Executive’s prior employer and (y) made reasonable efforts to search Executive’s home and personal property for prior employer materials and has returned all hard copy materials relating to Executive’s prior employers, regardless of whether Executive believes their contents to be public or non-public, and (iv) Executive agrees not to place any materials that Executive used at a prior employer, other than rolodex-type non-confidential information, on the Company’s computers or emails or in the Company’s files, even if Executive was the one who wrote or created the material. In the event of a breach of any representation or covenant in this Section 7, the Company may terminate this Agreement and Executive’s employment with the Company for Cause without any liability to Executive, and Executive will indemnify the Company for any liability it may incur as a result of any such breach.

(b)

Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of Executive’s obligations under Section 6, the Company shall immediately cease all payments and benefits (including vesting of equity-based awards) under Section 4 and will have no further obligations thereunder.

(c)

Executive and the Company further agree that REIT Operator is the employer of Executive for all U.S. federal income tax and employment tax purposes. In accordance with such status, to the extent that any provision herein permits the Company (i) to control, supervise, or otherwise determine the rights, responsibilities, or obligations of Executive hereunder, (ii) to remunerate, reimburse, or otherwise provide any economic benefit to Executive hereunder (or to determine the amount of such payments or benefits), or (iii) to otherwise initiate, terminate, or otherwise alter the terms of Executive’s employment with REIT Operator hereunder, it is acknowledged and agreed by all Parties that such actions are taken on behalf of REIT Operator, which hereby grants all necessary power and authority to the Company to take such actions on behalf of REIT Operator.

8.

Executive’s Cooperation. During and following the Term, Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters in which Executive has knowledge as a result of Executive’s employment with the Company or Executive’s serving as an officer or director of the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request, after reasonable notice, to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

9.

Withholding. The REIT Operator shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes that it reasonably determines are required to be imposed with respect to Executive’s compensation or other payments or benefits from the Company or Executive’s ownership interest in the Company (including wages, bonuses, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). Executive is solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

10.

Survival. The rights and obligations of the Parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

11.

Notices. Unless provided otherwise herein, all notices, requests, demands, claims, and other communications provided for under the terms of this Agreement must be in writing. Any notice, request, demand, claim, or other communication hereunder must be sent by (a) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (b) e-mail, (c) reputable commercial overnight delivery service courier, with confirmation of receipt, or (d) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	FrontView REIT, Inc.

3131 McKinney Avenue, Suite L10

Dallas, Texas 75204

Attention: Timothy Dieffenbacher

E-mail: tdieffenbacher@frontviewreit.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Amy Blackman, Esq.

E-mail: amy.blackman@friedfrank.com

If to Executive:	At Executive’s principal office at the Company (during the Term), and at all other times to Executive’s principal residence as reflected in the records of the Company. If by e-mail during the Term, to Executive’s Company-supplied e-mail address.

All such notices, requests, consents, and other communications will be deemed to have been given when received. Either Party may change its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party’s notice in the manner then set forth.

12.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including any provision contained in Section 6 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent that such court or arbitrator deems reasonable or valid.

13.

Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. For the avoidance of doubt, Executive shall not be eligible to participate in any severance plan or program during the Term to the extent such participation would result in a duplication of benefits.

14.

No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

15.

Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.

Successors and Assigns; No Third-Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. Nothing in this Agreement is intended to confer upon any Person not a Party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of Executive. The Company is authorized to assign this Agreement and its rights and obligations hereunder without the consent of Executive if the Company hereafter effects a reorganization, or consolidates with or merges into any other Person or entity, or transfers all or substantially all of its properties or assets to any other Person or entity. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

17.

Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

18.

Amendment and Waiver. This Agreement may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified, or supplemented, in whole or in part, only by written agreement signed by the Parties, except that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder, or otherwise available in respect hereof at law or in equity, will operate as a waiver thereof, nor will any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

19.

Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE State of Texas FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE State of Texas WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 19. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE State of Texas, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20.

Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21.

General Interpretive Principles. The name assigned to this Agreement and headings of the sections, paragraphs, sub-paragraphs, clauses, and sub-clauses of this Agreement are for convenience of reference only and are not intended in any way to affect the meaning or interpretation of any of the provisions hereof. Words of inclusion are not intended to be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” are not limiting and should be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a section of the Code should be deemed to include any successor to such section.

22.

Affiliates. For purposes of this Agreement, the term “affiliates” means, with respect to any person or entity, any person or entity controlling, controlled by, or under common control with such person or entity. The term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities of any company or other ownership interest, by contract, or otherwise) of a person or entity.

23.

Section 409A.

(a)

Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A or any exemption thereunder, to the extent applicable, and this Agreement shall be interpreted accordingly. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment that constitutes nonqualified deferred compensation for purposes of Section 409A. Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that constitute nonqualified deferred compensation for purposes of Section 409A only upon a “separation from service” within the meaning of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)

Payment Delay. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute nonqualified deferred compensation within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date following the date that is six months following the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the Effective Date.

FrontView REIT, Inc.

By:	/s/ Stephen Preston
Stephen Preston
Its:	Chairman, Co-Chief Executive Officer and Co-President

FRONTVIEW Operating Partnership LP

By:	FrontView REIT, Inc.
Its:	General Partner

By:	/s/ Stephen Preston
Stephen Preston
Its:	Authorized Officer

FRONTVIEW EMPLOYEE SUB, LLC

By:	FrontView Operating Partnership LP
Its:	Managing Member

By:		/s/ Stephen Preston
Stephen Preston
	Its:	Authorized Officer

EXECUTIVE

/s/ Randall Starr
Randall Starr

[Signature Page to Employment Agreement]

Exhibit A

You should consult with an attorney before signing this release of claims.

Release

1.

In consideration of the payments and benefits to be made under the Employment Agreement (the “Employment Agreement”), by and among Randall Starr (“Executive”), FrontView REIT Inc., a Maryland corporation (the “REIT”), FrontView Operating Partnership LP, a Delaware limited partnership (the “Operating Company”), and the Operating Company’s subsidiary, FrontView Employee Sub, LP, a Delaware limited liability company (together with the REIT and the Operating Company, the “Company”), the sufficiency of which Executive acknowledges, Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators, and assigns, does hereby release, remise, acquit, and forever discharge the Company and each of its subsidiaries and Affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees, and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors, and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, and liabilities of whatever kind or nature in law, equity, or otherwise, whether accrued, absolute, contingent, unliquidated, or otherwise and whether now known or unknown, suspected, or unsuspected, that Executive, individually or as a member of a class, now has, owns, or holds, or has at any time heretofore had, owned, or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Executive’s employment with the Company or any of its subsidiaries and Affiliates, or any termination of such employment, including claims for (i) severance or vacation benefits, unpaid wages, salary, or incentive payments, (ii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort, (iii) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (iv) employment discrimination under any applicable federal, state, or local statute, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of Executive arising under, or preserved by, this Release or Section 4 of the Employment Agreement;

B.	the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for vested benefits under any health, disability, retirement, life insurance, or other similar welfare benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.	rights to indemnification that Executive has or may have under the organizing documents of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights with respect to any equity interests owned by Executive in any member of the Company Affiliated Group.
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2.

Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.

This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.

Executive specifically acknowledges that Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of Executive’s rights, claims, and causes of action under Title VII, the ADEA, the ADA, and any state or local law or regulation in respect of discrimination of any kind, except that nothing herein should be deemed, nor does anything contained herein purport to be, a waiver of any right or claim or cause of action that by law Executive is not permitted to waive.

5.

Executive acknowledges that Executive has been given a period of [twenty-one (21)] [forty-five (45)] days to consider whether to execute this Release. If Executive accepts the terms hereof and executes this Release, Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, Executive will irrevocably forfeit any right to payment of the entitlements set forth in Section 4 of the Employment Agreement, but the remainder of the Employment Agreement that survives the end of the Term will continue in full force.

6.

Executive acknowledges that Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

7.

Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

8.

Executive acknowledges that the severance payments and benefits Executive is receiving in connection with this Release and Executive’s obligations under this Release are in addition to anything of value to which Executive is entitled from the Company.

9.

For the avoidance of doubt, however, nothing in this Release is intended to constitute a waiver of any Company Released Party’s right to enforce any obligations of Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant, and any other restrictive covenants contained therein.

10.

Sections 10 through 22 of the Employment Agreement are incorporated into this Release and made a part hereof, mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, this Release has been signed by or on behalf of Executive as of ____________________.

Randall Starr
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Exhibit B

Parachute Tax Provisions

This Exhibit B sets forth the terms and provisions applicable to Executive as referenced in Section 5 of the agreement to which this Exhibit B is attached (the “Agreement”). This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement. All capitalized terms that are used but not defined in this Exhibit B shall have the meanings ascribed to such terms in the Agreement.

(a)

If Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of the Agreement or any equity or equity-based compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, Executive’s employment with the Company or any subsidiary or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence, would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to Executive whichever of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment, or (2) payment of only a part of the Parachute Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax.

(b)

If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments) and (2) cancellation of acceleration of vesting of equity or equity-based awards; provided, that to the extent permitted by Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Executive may designate a different order of reduction.

(c)

For purposes of determining whether any of the Parachute Payments (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount,” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)

All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and Executive.

(e)

The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided, that Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further, that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

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(f)

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense). In the event that the issues are interrelated to the Excise Tax, Executive and the Company shall cooperate in good faith so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit a representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate in good faith with the Company and its representative.

(g)

The Company shall be responsible for all charges of the Accountants.

(h)

The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(i)

Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(j)

The provisions of this Exhibit B shall survive the termination of Executive’s employment with the Company for any reason and the termination of the Agreement.

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